Consent of Independent Registered Public Accounting Firm

The Board of Directors

Interactive Intelligence Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-33772, 333-87919, 333-110866, 333-116006, 333-33734, 333-129732, 333-134427, 333-151701, 333-167469) on Form S-8 of Interactive Intelligence Group, Inc. of our report dated March 18, 2013 with respect to the consolidated balance sheets of Interactive Intelligence Group, Inc. and subsidiaries as of December 31, 2012 and 2011 and the related consolidated statements of income and comprehensive income,  shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Interactive Intelligence Group, Inc.

/s/ KPMG LLC

Indianapolis, Indiana

March 18, 2013